Exhibit 99.1

Peraso Announces $4.0 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

SAN JOSE, CA – May 31, 2023 – Peraso Inc. (NASDAQ: PRSO) (“Peraso” or the “Company”) today announced that it has entered into a securities purchase agreement with an institutional investor (the “Investor”) in connection with a registered direct offering, which was priced at-the-market under Nasdaq rules, of an aggregate of 5,714,286 shares of its common stock (or pre-funded warrants in lieu thereof) at an offering price of $0.70 per share (or $0.69 per pre-funded warrant). The pre-funded warrants will be immediately exercisable at a nominal exercise price of $0.01 per share and may be exercised at any time until all of the pre-funded warrants are exercised in full. Additionally, in a concurrent private placement, the Company will issue to the Investor unregistered common stock purchase warrants (the “Private Placement Warrants”) to purchase up to 5,714,286 shares of common stock. The Private Placement Warrants have an exercise price of $0.70 per share and are exercisable for a period of five years beginning from the date of issuance.

Coinciding with the registered direct offering and newly issued Private Placement Warrants, the Company also entered into an agreement to reprice 3,675,000 pre-existing common stock purchase warrants, which are held by the Investor, from the prior exercise price of $1.36 to a new exercise price of $1.00 per share upon the closing of the offering.

The Benchmark Company, LLC is acting as the sole placement agent for the offering.

The gross proceeds from the registered direct offering and concurrent private placement are expected to be $4.0 million before deducting placement agent fees and other estimated offering expenses. Peraso intends to use the net proceeds from this offering for the Company’s operations, including the development of its 5G products, and working capital and general corporate purposes. The registered direct offering and concurrent private placement are expected to close on or about June 2, 2023, subject to the satisfaction of customary closing conditions.

The common stock and pre-funded warrants described above (but not the Private Placement Warrants or the shares of common stock underlying the Private Placement Warrants) are being offered pursuant to a “shelf” registration statement (File No. 333-258386) that was filed with the U.S. Securities and Exchange Commission (“SEC”) on August 2, 2021 and declared effective on August 9, 2021. Such shares of common stock and pre-funded warrants may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the offering of the shares of common stock and pre-funded warrants will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering of common stock may be obtained, when available, on the SEC’s website at www.sec.gov or by contacting The Benchmark Company, LLC, via email at prospectus@benchmarkcompany.com or at 150 East 58th Street, 17th Floor, New York, New York 10155, United States.

The Private Placement Warrants and the shares of common stock underlying the Private Placement Warrants are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D, promulgated thereunder, and have not been registered under the Act, or applicable state securities laws. Accordingly, the Private Placement Warrants and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor are there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Safe Harbor/Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed offering, the anticipated closing of the offering, the anticipated proceeds from the offering, and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of Peraso’s business and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and represent views only as of the date they are made and should not be relied upon as representing views as of any subsequent date. The Company does not assume any obligation to update any forward-looking statements.

About Peraso Inc.

Peraso Inc. (NASDAQ: PRSO) is a pioneer in high performance 60 GHz unlicensed and 5G mmWave wireless technology, offering chipsets, modules, software and IP. Peraso supports a variety of applications, including fixed wireless access, immersive video and factory automation. In addition, Peraso's solutions for data and telecom networks focus on Accelerating Data Intelligence and Multi-Access Edge Computing, providing end-to-end solutions from the edge to the centralized core and into the cloud. For additional information, please visit www.perasoinc.com.

Peraso and the Peraso logo are registered trademarks of Peraso Inc. in the U.S. and/or other countries.

CONTACT:

James Sullivan, CFO

Peraso Inc.

+1 (408) 418-7500

jsullivan@perasoinc.com